Exhibit 99.1

Resources Connection, Inc. Earnings Call for the Quarter and Year Ended May 30, 2020

July 22, 2020

Call Participants

EXECUTIVES
Alice J. Washington—General Counsel
Jennifer Y. Ryu—CFO & Executive VP
Kate W. Duchene—CEO
Timothy L. Brackney—Chief Operating Officer

ANALYSTS
Andrew Charles Steinerman—JPMorgan Chase & Co, Research Division
Joshua David Vogel—Sidoti & Company, LLC
Mark Steven Marcon—Robert W. Baird & Co. Incorporated, Research Division

Presentation

Operator

Good afternoon, ladies and gentlemen, and welcome to the Resources Connection, Inc. conference call. [Operator Instructions] As a reminder, this conference call is being recorded. At this time, I would now like to turn the call over to your host today, Ms. Alice Washington, General Counsel of Resources Connection. Ms. Washington, you may now begin.

Alice J. Washington
General Counsel
Thank you, Operator. Good afternoon, everyone, and thank you for participating on this call. Joining me here today are Kate Duchene, our Chief Executive Officer; Tim Brackney, our Chief Operating Officer; and Jennifer Ryu, our Chief Financial Officer.

During this call, we will be commenting on our results for the fourth quarter ended May 30, 2020. By now, you should have a copy of today's press release. If you need a copy and are unable to access it on our website, please call Shannon McPhee at (714) 430-6363.

During this call, we may make forward-looking statements regarding future events or future financial performance of the company. Such statements are predictions, and actual events or results may differ materially. Please see our report on Form 10-K for the year ended May 25, 2019, for a discussion of risks, uncertainties and other factors, such as seasonal and economic conditions and epidemic diseases. Such factors may cause our business, results of operations and financial condition to differ materially from results of operations and financial conditions expressed or implied by forward-looking statements made during this call.

I'll now turn the call over to our CEO, Kate Duchene.

Kate W. Duchene
CEO
Thank you, Alice.

Welcome to our Q4 fiscal '20 earnings call. We appreciate you listening in today. Let me start with an overview of the fourth quarter and certain highlights. Tim will offer some operational color, and then Jenn will dive deeper into financial performance.

Our operating model proved resilient in the face of unprecedented economic disruption. Our revenue at $178.6 million was down 1.4% constant currency. Gross profit was $72.2 million in the quarter, a decline of 1.1% from prior year quarter, yet our gross margin of 40.4% represents an improvement of 30 basis points from prior year quarter. This is a reflection of a reduction in pass-through expense related to delivery. Adjusted EBITDA increased to $18.6 million or 10.4% of revenue, up from 9.6% in the prior year quarter. With respect to COVID-19 impact, subsequent to the end of the fourth quarter, we started to see a slight uptick in buying environment in June, but new project signings across the board do remain soft. Our teams have done an exceptional job of managing extensions, but most new projects with new clients or new buyers within our clients' environments are still on hold or pushing out. To that point, revenue will continue to be challenged until greater clarity exists in the macro environment. Tim will provide further market trends in Q1 during his remarks.

Now let me provide an update on our progress with our digital staffing platform or HUGO, the name we've given this tool. HUGO combines the word "human" and the word "go" and is a perfect reflection of our brand identity. We are making good progress with our development, process redesign and integration efforts but have been impacted by some COVID-19-related delays. We are fully committed to getting the technology and experience right, so we will not rush to market until we are ready. We will provide a more complete update as we get closer to the launch, which we believe will be prudent to hold until the macro environment gains sustainability, which could be late into the calendar year 2020 or even coming out of winter in 2021.

Following up on previous actions we took in early March to reduce costs, we now think those savings will range from $10 million to $12 million and contribute meaningful impact starting in fiscal '21. We continue to evaluate our real estate strategy with people and technology strategies and will likely accelerate our real estate contraction activities in view of current trends. With respect to Europe, the next and final phase of our restructuring initiative, our review is ongoing with the timeline pushing out given COVID-19 and related lockdowns throughout Europe. We will provide an update on our next call.

Now, let me discuss three macro shifts that are accelerating because of COVID-19 that we believe could be beneficial to RGP. These include increased use of contingent talent, virtual or remote delivery becoming mainstream, and new client attitudes toward borderless talent. Many clients are exploring a shift in workforce strategy toward agile or contingent workers. Staffing industry analysts, for example, predict the use of contingent labor will rise in the next two years by 5%. In a June 2020, Gartner surveyed of more than 700 HR and finance executives, 32% reported a wider use of contingent labor versus full-time equivalents in a post-COVID environment. In addition, clients are more willing to procure talent virtually. For knowledge workers, many clients have realized that on-premise is no longer essential to ensure quality delivery and outcomes. Clients like engaging more rapidly with virtual talent through technology and have become more open to working with talent from remote locations. We believe these trends will create additional opportunity for RGP. Keep in mind that more agile ways of working are the core of our business model. The move to virtual and borderless talent helps us manage supply and demand more efficiently, which should result in faster revenue generation and reduce turnover. We've officially entered the now of work, and I believe RGP is operating from a position of strength.

Finally, I will close my remarks by sharing our focus in three areas for fiscal ‘21. The first is cost control. While revenue may be murky, we can and will continue to focus on improving our cost structure globally. We are committed to completing Project Strength in Europe to deliver further cost control improvements this year and continue to evaluate all parts of the business and its structure to derive savings without disrupting the client or consultant experience.

The second focus area is building the core, including the growth of our Strategic Client and Key Account programs. We want to build on our Q4 effort that saw us increase sequential revenue in this core client base by approximately 6% on a same-day basis despite COVID. This important client set has had a CAGR of 7.4% over the past five years, so we know client centricity pays off. In Q4, 300 clients spent more than $125,000 with RGP, up from 278 in Q4 of fiscal '19. We will focus on helping expand our services within these clients at a time when many are looking to leverage down their own professional services costs by moving beyond the Big Four. We also intend to expand to new buyers within these organizations who already trust us, like Chief Digital, Chief People and Chief Marketing Officers. As one client recently shared with me directly, you already have a “choir of champions” here, now is your opportunity to expand. For fiscal '20, 98% of our top 50 clients procured more than one type of service or solution set. This percentage is up from 92% in fiscal '19.

We're also committed to growing our presence in the health care industry. We see robust opportunity in the industry from pharma to medical device to payer/provider. Much of the work we do for our health care clients is mission-critical, like revenue cycle optimization, clinical trials process redesign and optimization and supply chain transformation. These clients' needs align well with the capabilities of our dedicated industry group.

The third area of focus for fiscal '21 is digital expansion. This effort includes bringing HUGO to market successfully and starting to introduce a new way of engaging with RGP. It also includes expanding the go-to-market penetration for Veracity, which to remind you, is the digital transformation firm we acquired last year, providing consulting services from strategy and road map to technical digital transformation. Digital transformation agendas will be accelerated post COVID throughout all of our target industries. Interest is growing in improving employee experiences, advancing digital workflows and automation. Thus, we will be focused on introducing Veracity more broadly in our client base this year.

There is great excitement and energy at RGP as we start this fiscal year. Certainly, there remain many challenges, but RGP is a proven leader in having the people, the technology perspective and the fortitude to deliver and provide long-term, cost-effective solutions for companies. It is not just us saying it. Our client retention statistics underscore this point. 82% of the top 100 clients from fiscal '16 are still clients today and have retained us for services each and every fiscal year. Our top 25 clients contribute more than 25% of our global revenue consistently over the past five years. While we may not know exactly how we will be engaged year after year, we remain a trusted partner to help clients execute their priority initiatives.

Before I conclude, I would like to encourage everyone to take the time to review our new Investor Relations presentation available on the IR page of our main website. We will be posting our earnings script there as well following this call.

I'll now turn the call over to Tim to offer a deeper dive into Q4 results and key takeaways.

Timothy L. Brackney
Chief Operating Officer
Thank you, Kate, and good afternoon, everyone. I will highlight operating trends and initiatives that impacted our results and operations for the fourth quarter and discuss early first quarter trends.

I am extremely proud of the way our company has responded to a world afflicted by a global pandemic. We adjusted quickly to virtual delivery, and were able to preserve a healthy average run rate through the quarter. We continue to engage directly albeit virtually with clients and prospects who are now more accustomed to this new way of working.

As Kate discussed, our clients' embracing of virtual delivery will benefit RGP as it has paved a clear shift in the way we staff engagements and execute on projects. This will enable us to unlock our talent to operate in a more borderless fashion as proximity has become a less important consideration than in pre-COVID days.

This is a meaningful opportunity for our business as it streamlines the matching of supply and demand, allowing us to attract and retain talent more broadly and provide a larger catalog of skills and competencies on an agile basis to our clients. It also provides for flexibility in using a more modular approach to complex project execution. We believe this will be a sustainable trend that will outlive the pandemic and contribute to our business long term.

Now let me turn to our fourth quarter operations. As noted in our third quarter remarks, we saw strong weekly velocity and pipeline activity at the beginning of the fourth quarter. As we moved through the fourth quarter, we were able to maintain positive operational metrics with velocity, pipeline and activity holding steady until mid-April when we experienced some degradation in momentum. The tightening environment around new project starts and business development softened our pipeline and sales activity. This decline in run rate and pipeline beginning in the middle of the quarter stabilized by the end of May and into the new fiscal year. The impact has been particularly felt in North America, where the overall business climate continues to be challenged by the persistency of outbreaks and the resulting uncertainty in the marketplace. Despite these headwinds, Sitrick, Veracity and Countsy remained steady through Q4. Similarly, Asia Pacific and Europe remained steady in terms of velocity, due principally to the timing of the pandemic and resultant geographic response.

Our margins have remained strong through the course of the current quarter, and deal pricing remains consistent. That said, we have adopted a more aggressive approach to pricing in response to market conditions and will continue to be opportunistic around deal pricing and flexible in our engagement deployment at fiscal '21 as we know our clients and prospects are still engaging in crucial projects and transformation efforts.

While we continue to operate in a world of uncertainty, we know our resilience depends on our ability to control what we can. Our teams are committed to redoubling our outreach efforts, in part by exploring new ways to connect, including curating virtual learning and networking environments that allow our clients to directly interface with each other. It also means casting a wider net for talent and staying close to our people in ways we haven't done before. That is one upside of operating more virtually. An ancillary benefit has been a decline in operating expense of approximately 3% during the fourth quarter as a result of pandemic-induced travel restrictions and social distancing requirements.

We continue to optimize our core business platform with a focus on go-to-market productivity, delivery effectiveness, efficient matching and supply and demand, and evolving the consultant experience. The North American reorganization efforts we started in the fourth quarter were driven by these key elements and have started to yield results, although the impact of COVID is hard to detach from the operational gain.

Before I conclude my remarks, I want to provide some insight on early first quarter trends. Q1 is always a bit challenged during the summer months, and this year, we must take into account the reduction in pipeline and velocity experienced at the end of Q4 as well as any added macro impact of the pandemic on our operations, the severity of which is hard to predict. This, again, has been particularly true in North America, as I noted above. We are buoyed by lifts in our healthcare practice, our efforts to match talent in a more borderless fashion and a strong focus on deeper integration with Veracity in both our strategic client program and core business. While we are encouraged by these opportunities, we understand there is real uncertainty ahead, and we'll remain focused on a go-to-market productivity and controlling cost, both of which are paramount in the current environment.

I will now turn the call over to Jenn for a more detailed review of our fourth quarter results.

Jennifer Y. Ryu
CFO & Executive VP
Thank you, Tim, and good afternoon, everyone. As a reminder, the fourth quarter of fiscal '20 consisted of 14 weeks as compared to our typical 13-week quarters.

Starting with an overview of our fourth quarter results. As anticipated, fourth quarter revenue was significantly impacted by the COVID pandemic across most of our markets. The adverse impact of the pandemic was mostly offset by the additional week this quarter. Top line revenue for the fourth quarter of fiscal '20 was $178.6 million, a 2% decrease from the comparable quarter a year ago and a 6.3% increase sequentially. On a constant currency basis, revenue decreased 1.4% year-over-year and increased 6.7% sequentially.

Our fourth quarter gross margin was 40.4%, up 30 basis points from the fourth quarter of fiscal '19 and 390 basis points sequentially.

SG&A expenses for the quarter, which included a restructuring charge of $5 million were $62 million or 34.7% of revenue compared to $56.9 million or 31.2% of revenue last year.

Our net income for the fourth quarter was $4.1 million or $0.13 per diluted share compared to $9.4 million or $0.29 per diluted share in the prior year quarter. The impact of the restructuring charge on diluted EPS in the fourth quarter of fiscal '20 was $0.11 per share.

In Q4, adjusted EBITDA, which we define as EBITDA before stock compensation, contingent consideration adjustments, and restructuring charges, was $18.6 million or 10.4% of revenue, up from $17.5 million or 9.6% of revenue in prior year quarter, reflecting the impact of favorable SG&A expenses.

Now let me provide some color around our fourth quarter revenue results. Again, the fourth quarter consisted of 14 weeks. To ensure consistency, comparability and clarity of our results, we compare revenue on a same-day basis, calculated by applying the number of business days in the comparable period to the current period daily revenue run rate. Please refer to our press release for additional detail on the number of business days in each comparable period.

Consolidated revenue for the fourth quarter included $6.2 million of revenue from Veracity and $2.1 million of lost revenue resulting from exiting the Nordic and Belgium markets. Excluding the impact of these events and on a same-day basis, organic revenue decreased by $18 million or a 10% decline compared to Q4 of fiscal '19. On a constant currency basis, organic same-day revenue declined by 9.5% compared to last year.

At a geographic level compared to Q4 fiscal '19, organic same-day revenue declined by 8.8% in North America, 12.7% in Europe and 19.5% in Asia Pac or declines of 8.6%, 9.9% and 18.3%, respectively, on a constant currency basis.

Sequentially, consolidated same-day revenue, including Veracity, decreased by 4% from Q3 or 3.6% on a constant currency basis. The declines within each geography were similar, ranging between 3% and 4%.

While the pandemic adversely impacted revenues in most of our markets, we had bright spots in our Dallas, San Antonio and Seattle markets. Our Countsy business also performed well given the inherently sticky nature of the managed services model.

Revenue from our largest clients continued to show strength and was largely unaffected. Same-day revenue from our SCP clients increased by 9.1% compared to Q4 last year and increased 10.1% sequentially.

A final observation, despite the pandemic, our revenue from professional staffing remained strong. North America professional staffing revenue actually increased 5.3% compared to Q4 last year and 0.4% sequentially on a same-day basis.

Turning to gross margin. Gross margin for the fourth quarter was 40.4%, increasing 30 basis points from Q4 of fiscal '19 and 390 basis points sequentially. The year-over-year increase is primarily driven by the U.S. and is attributable to lower pass-through revenue from client reimbursement and favorable self-insured medical expense, contributing approximately 140 basis points of increase, partially offset by higher nonbillable pay and a slight decline in bill pay ratio, aggregating to roughly 100 basis points.

The sequential increase in gross margin is attributable to lower pass-through revenue from client reimbursement, lower consultant holiday pay and payroll tax expense, favorable self-insured medical expense and a slight improvement in bill pay ratio.

The average hourly bill rate for the quarter was approximately $127 compared to $124 in the prior year quarter and $123 sequentially. The average bill rates in the U.S. and Europe improved by 0.7% and 1.3% compared to the prior year quarter, respectively. The gains were partially offset by a decline in average bill rate in Asia Pac. Sequentially, average bill rate increased by 2.1% in the U.S. and 4.2% in APAC.

The average pay rate for the fourth quarter of fiscal '20 was $63 compared to $62 in the fourth quarter of fiscal '19 and $63 in the third quarter of fiscal '20.

As a reminder, these hourly rates are derived based on prevailing exchange rates during each given period.

Now looking at other components of our fourth quarter financial results. SG&A expenses were $62 million or 34.7% of revenue. Included in the fourth quarter SG&A was $5 million of charges related to restructuring activities and $1.9 million of expense due to changes in earn-out estimates relating to the Veracity acquisition. Excluding these charges, SG&A was $55.1 million or 30.9% of revenue in the fourth quarter.

General business expenses were down $1.6 million and $1.3 million compared to last year and sequential quarter, respectively, due to reduced travel and other discretionary spend. In addition, we experienced favorable trends in our self-insured medical program as a result of lower usage during the pandemic, resulting in lower incurred claim costs.

We executed our restructuring plan in North America by reducing both headcount and real estate footprint. We incurred $3.9 million of employee termination costs and $1.1 million in costs related to lease terminations and fixed asset write-offs. We expect to realize additional benefit from the headcount reduction beginning in fiscal '21. As we gain more visibility into the full impact of the pandemic on our business, we intend to reinvest a limited portion of these savings over time into digital capabilities and to drive forward certain growth initiatives in core markets.

With respect to the real estate plan, to date, we have either exited or sublet approximately 50% of the planned locations. We will continue to execute according to our plan while exploring the virtual model for additional markets in which we operate. While there are no guarantees, we see the potential for meaningful savings over time.

Turning to the other components of our financial statements. Income tax provision was $2.9 million for the fourth quarter, representing an effective tax rate of 42%. The effective tax rate was mostly impacted by lower pretax income and increase in valuation allowance. Effective tax rate on a full year basis was 19.7% compared to 34.4% in fiscal '19. The decrease is primarily due to the U.S. tax deduction the company took in Q3 of fiscal '20 related to the worthless stock loss in our investments in foreign entities. Cash tax rate for fiscal '20 was 11% compared to 31% in fiscal '19.

Now let me turn to our balance sheet and liquidity. In addition to cost-containment efforts, the other primary area of focus in the fourth quarter was prudent management of our cash flow and liquidity.

We ended the fiscal year with cash and cash equivalents of $95.6 million, compared to $35.9 million at the end of Q3. We took a proactive measure in March to add substantial liquidity when we borrowed $39 million under our credit facility. We generated an additional $27.9 million of positive cash flow from operations in the fourth quarter.

Receivables at quarter end were $125 million compared to $133.3 million at the end of fiscal '19. Days of revenue outstanding were approximately 65 days in Q4, an improvement of 2 days from prior year and 3 days from the third quarter of fiscal '20.

To date, we have not experienced much deterioration in our receivables due to COVID-19. We implemented protocols to review and grant credit extensions or changes in payment terms. The quality of our receivables remains strong. Nonetheless, as the pandemic continues to persist, impacting our clients' liquidity position, we may experience a more adverse impact on the quality of our receivables.

Capital expenditures were $2.3 million for the full fiscal year. In order to support the growth of our business and improve our operating leverage, we expect to invest in our system infrastructure in fiscal '21.

In order to preserve cash while balancing shareholder returns, we did not make any share repurchases, but the Board of Directors maintained our quarterly dividend in the fourth quarter. In the long term, we will continue to evaluate our capital allocation strategy and expect to return cash to shareholders through dividends and share repurchases, while balancing debt repayment and the capital requirements of growing our business, both organically and strategically.

Now turning to our first quarter fiscal '21 trends. We've seen some stabilization at the start of the quarter but still expect year-over-year deterioration in revenue in the first quarter, especially if a resurgence of COVID causes the U.S. economy to shut down once again. Weekly average revenue for the first 5 nonholiday weeks of the quarter was $11.5 million.

Our self-insured medical program could experience an increase in future costs as employees resume doctor visits and procure necessary medical treatment, which could have a material impact on gross margin and operating costs.

Consistent with our approach to the fourth quarter of fiscal '20, we will not issue any specific revenue or earnings guidance for the first quarter of fiscal '21 given the ongoing uncertainty as it relates to the pandemic.

Before I conclude my remarks, I would like to remind everyone again to view the refreshed Investor Relations presentation we released this quarter. It's available on the Investor Relations page of our main website.

We will now open the call up for questions.

Question and Answer

Operator
[Operator Instructions] Our first question comes from Josh Vogel with Sidoti & Co.

Joshua David Vogel
Sidoti & Company, LLC
My first question is talking about how virtual delivery is here to stay. And I was wondering if you can maybe give a sense of how much of the business you think can and will remain virtual long term.

Kate W. Duchene
CEO
Yes. Josh I'll jump in first, Tim, and then I'll hand it to you. And bear with us because we're all virtual now delivering on this call. Josh, welcome to our call. We appreciate you picking up coverage on the company.

I would say and what research is telling us now that probably half of knowledge workers will remain more virtual on the other side of this pandemic. And I think that we will expect about the same. We're finding that with tools and technology, it's a very efficient approach and a cost-effective approach for our clients.

And now, Tim, I'll turn it to you.

Timothy L. Brackney
Chief Operating Officer
Josh, good afternoon. And yes, I agree with that. And I think what we'll be interested, too, is that the -- some of this will be sort of immediate, and I think that's what Kate was talking about in terms of 50% of knowledge workers remaining virtual. Seems like the right order of magnitude. But I also think that as companies start to change their procurement habits and they get used to the idea that they can actually have access to a broader range of talent, they'll start to embrace that more and more over time. But even at 50%, that's a dramatic difference right out of the gate caused by COVID.

Joshua David Vogel
Sidoti & Company, LLC
Okay. Great. I do look forward to working with you and the team going forward. Just on that vein, I mean, I don't know if you a better handle on the necessary real estate footprint. And I think, Kate, you kind of alluded that there's additional room to pare that down. Was that comment with regard to North America only or were you talking about globally? Because I know you're still evaluating what to do in Europe. And I guess maybe can you share how many offices you had at year-end and where you maybe see that at this time next year?

Kate W. Duchene
CEO
Yes. So I think we'll continue to pursue a real estate contraction strategy. We will be announcing more around our real estate footprint in Europe on our next call, but we're continuing and actively evaluating what we need both in the U.S. and in Asia Pac. I would say, from our experience, Asia Pac still has a need for on-premises location simply because the way culturally they work and real estate arrangements with regard to personal choices.

So I'm not sure we'll contract as much in Asia Pac. But we sure see the efficiency of doing it, and we were very pleased that we had executed -- put together this plan and executed it largely before the pandemic hit. We were preparing for this anyway. I think COVID accelerated some of our plans, but we have been looking across the board at how do we make the business most efficient and also satisfy the desires of talent. And we all know that the generational shifts are happening in talent, that the millennials will be the majority presence in our workforce. And so we need to prepare for the choices that talent wants to pursue as well.

So that's why I talk it's not just about a real estate strategy, it's about a technology and a human capital strategy that are all converging here. And then, Jenn, can you answer the question about number of offices?

Jennifer Y. Ryu
CFO & Executive VP
Yes. Yes, sure. We have roughly a little -- about 70 offices. And in accordance to our plan, we either exit or sublet approximately half of what we had planned in North America. And we do plan to continue to execute against that. Although we are seeing that in the market right now with the shifts of going virtual, we do expect to experience some challenge in trying to sublet the rest of the locations.

Joshua David Vogel
Sidoti & Company, LLC
Sure. Okay. That's helpful. Kate, I believe you said the pretax savings target is now around $10 million to $12 million. If I recall, I thought it would was between $16 million and $19 million before. Could you maybe just bridge that gap for me?

Kate W. Duchene
CEO
Yes. I think part of that is that we're still working on the real estate exit. And so that plan is still underway. So we haven't achieved all of the savings that we hope to. I mean Jenn and the facilities group here are working on that actively, but we haven't seen all of that pull-through yet.

Jennifer Y. Ryu
CFO & Executive VP
And to add to that, too, there's also a little bit of -- Josh, I'm sorry, just add to that, there's also a little bit of timing, too, as far as the termination of the employees and the timing of their exit.

Kate W. Duchene
CEO
Yes. Sorry, Jenn, I should have added to that. Some of the folks in the restructuring plan for various business-related reasons won't be exiting the business until the end of Q1, for example, and that's what Jenn is talking about.

Joshua David Vogel
Sidoti & Company, LLC
Okay, great. And just one last one. I guess just in light of the pandemic and environment in general, just any comments you have on how Veracity has performed relative to your expectations and targets.

Kate W. Duchene
CEO
Yes. I'll start, and then, Jenn, I think you can pull in. We are very pleased with Veracity and their addition to our business. I think they, too, were slightly impacted by COVID, but probably at a lesser degree than RGP's business. We expect growth out of them in this fiscal year. Everything I read and all the research that I'm reading tells me that digital transformation agendas will be accelerated. And if there's one area that business would want to invest in, it happens to be in their sweet spot. So I'm very pleased that we have them in our arsenal now, and that we will, as I said in my prepared remarks, be very focused on introducing them more broadly to our client base.

Jennifer Y. Ryu
CFO & Executive VP
I would add that -- yes. Yes. No, I -- we should pretty much -- what Kate said is Veracity performed as expected, yes.

Operator
Our next question comes from Mark Marcon with Baird.

Mark Steven Marcon
Robert W. Baird & Co. Incorporated, Research Division
I've got a couple of questions. One would basically be, can you just talk about the -- what you've seen since quarter end, just in terms of how the trends unfolded? You mentioned the $11.5 million on a weekly run rate basis. But do you think things are getting a little bit better, and we've seen the bottom? Or do you feel like things are still a little bit on the challenging side or harder to predict?

Kate W. Duchene
CEO
Yes. I'll jump in, and then I'm going to really turn this question, Mark, over to Tim. And so thank you for jumping on our call today. I know we advanced our call by a day, so we appreciate all of you making that work with your calendars.

I think, as we've said, we saw the bottom happen in May for our business. And from there, we're starting to see some stabilization and some improvement, but I wouldn't say it's robust yet. And certainly, all the news about the reemergence and large markets locking down again creates a lot of uncertainty in the client base. And when clients are uncertain, they get more conservative. So while we've been great at extensions and clients understand the value and the work we're doing, it's hard to get that new project win. So that's the color I'd share. And then Tim, I'll hand it to you to provide a little more.

Timothy L. Brackney
Chief Operating Officer
Yes, I think that's right. And Mark, we -- I would say we've stabilized -- so let's say, in the last 4 or 5 weeks, very stable. I think the difficult part of your question is when to call the bottom. I think in a situation like this, it's virtually impossible to call the bottom because there are so many things that are out of our control. But I think when I look at our in-process metrics and obviously, within all of our theaters operations in terms of being close to our clients, it's still a tenuous environment. So we don't take anything for granted. We are stable over the last 4, 5, 6 weeks. But again, I would just say the only -- I wouldn't call it a bottom because I feel like the news, it moves things pretty rapidly these days.

Mark Steven Marcon
Robert W. Baird & Co. Incorporated, Research Division
That's an understatement. With regards to your international operations, can you just give a little bit more color just in terms of what you're seeing there in terms of the trends, particularly with regards to Asia Pac, given that they are further along in terms of coming out of the downturn or at least in terms of being impacted by COVID. To what extent are you seeing some sort of stabilization there?

Kate W. Duchene
CEO
Yes. Tim, do you want to take this one?

Timothy L. Brackney
Chief Operating Officer
Sure. Yes. I mean, I think Asia Pac -- just in my remarks, I talked about kind of the difference in timing and geographic response, and Asia Pac is a really good example of that. I mean they were kind of the bellwether for the situation. It was the inception point for what we're dealing with now. And just kind of the way that it was contained in that environment is a good way to think about whether or not -- I mean, in other words, it's easier for me to say, I feel like they've stabilized over a much longer stretch.

They were sort of black in Q2, stabilized in Q3 and have been pretty stable from a -- when I look at velocity and pipeline. I mean pipeline is challenged in this environment generally as buying patterns are a little bit more cautious. But in terms of velocity and looking at their overall business, they've been very stable throughout the entire quarter and into the early part of this fiscal year.

Mark Steven Marcon
Robert W. Baird & Co. Incorporated, Research Division
Great. And then with regards to internal headcount, can you kind of give us a feel there? You stipulated what the charge was for the quarter. Where do we stand in terms of headcount? And what percentage of the productive capacity did you maintain?

Kate W. Duchene
CEO
Jenn, do you want to take this one?

Jennifer Y. Ryu
CFO & Executive VP
Yes. Yes. So what was in the North America plan that we announced last quarter was roughly about 8% of total headcount. And we still have a number of headcount that is going to exit, to Kate's point, by the end of Q1.

Mark Steven Marcon
Robert W. Baird & Co. Incorporated, Research Division
And I'm assuming that, that -- go ahead.

Kate W. Duchene
CEO
Mark, I'd just add to that quickly. Headcount, we all know that in our human capital business, headcount is the largest component of our cost structure. So we're continuing to look at all headcount to make sure that it's producing the right return for the business. I think we're very conservative right now on adding any headcount. You might see us invest, say, in our 2 largest markets in North America, for example, our Tri-State and Northern California. If there's a market that needs headcount, it may be Tri-State, for example.

But we will be very conservative on adding headcount and ensuring that the investments we've made in our advisory project services group, which are really our kind of superstar, subject matter expert seller doers, that we're getting the right productivity out of that group because they do have both sales targets and utilization metrics now.

Mark Steven Marcon
Robert W. Baird & Co. Incorporated, Research Division
Great. How is the utilization running with regards to the advisory group at this point? Obviously, it's a depressed environment, but just curious how you're -- what you're seeing.

Kate W. Duchene
CEO
Yes. So Mark, we don't have one set answer for that group because it's a little bit of a mix. Some are --have higher sales targets and lower utilization. I'd say across the board -- and Tim, you can correct me, but we're looking at 50% to 80% utilization, depending upon where you might fall in the scale. And I think we're doing a good job of managing that and keeping them busy.

Timothy L. Brackney
Chief Operating Officer
Yes, I would agree with that. I mean, definitely, just when you think about the velocity, the velocity kind of cut across our business. So we -- our utilization was impacted a bit. But what I was alluding to in my remarks, when I said that we're more flexible in thinking about how we deploy on engagements, typically in our APS organization, we try to utilize the leverage model, where we spread some of our APS resources over multiple engagements. We're much more open to almost having a succumbent of resources, even within that model now, especially for some of our high-profile clients for -- and having more dedication of resources to an initiative where we might not have been as open to that before. And that's helping a little bit with respect to making sure that we're getting return on investment for that group.

Mark Steven Marcon
Robert W. Baird & Co. Incorporated, Research Division
Great. And then can you just remind us what percentage exposure you would have to some of the sun belt markets in California, where the impact of COVID seems to has reemerged? And just what are you seeing on the ground real-time now out of those markets? And that's a very short-term question, but just curious.

Timothy L. Brackney
Chief Operating Officer
Yes. I'll jump in and start with that. I mean I'm in California in the sun belt. And what I would tell you is that our California markets actually, particularly in Los Angeles and Southern California and Northern California, where I am today, we've actually -- we stabilized kind of earlier and starting to see more opportunity. In fact -- so our western region right now, when I think about pipeline for Q1, feels like it's one of the stronger parts of our business. Now as I was saying earlier, that could all change if, all of a sudden, we have a major shift in ordinances around what we can do and can't do with our clients. But right now, it feels -- that piece of the sun belt feels pretty strong, as does Texas, which I'd almost give the same commentary to. California and Texas have been strong -- have been stronger as we come out of Q4 and into Q1. In our Phoenix practice and Arizona, as you know, is getting hit pretty hard right now, has stayed consistent. So we haven't -- we're not giving back more ground because of these outbreaks right now. But again, that's something that could change.

Mark Steven Marcon
Robert W. Baird & Co. Incorporated, Research Division
That's great to hear. And then can you just talk about what your hopes are for HUGO as we think about '21 and this kind of benchmarking, particularly once we go into the new calendar year and things hopefully will be stable?

Kate W. Duchene
CEO
Yes. Let me jump in here. So as I said in my prepared remarks, Mark, we have been a little delayed by COVID, and that, I think, is to be expected. But we're working very productively now remotely. We're now at the stage where we're bringing the product development and really the back-office processes and infrastructure together. We expect to launch, as I said, sometime this fiscal year, and we will start with a dedicated market and then expand. Our plan right now is to move pretty quickly thereafter into 2 other large markets and grow from there. But we're not sharing predictions about volume yet. We'd rather see the tool become productive and then add it to our reporting structure. But we're very bullish on this as a necessary tool to allow clients to engage with us for well-defined work that they have in their environment. So we're all very excited about how this platform can help us grow the business overall.

Operator
Our next question comes from Andrew Steinerman with JPMorgan.

Andrew Charles Steinerman
JPMorgan Chase & Co, Research Division
I have 3 questions. The first one is when you talk about the weekly trends of 5 -- the weekly trends in the quarter so far, and you gave us the $11.5 million average for the nonholiday weeks, my question is could you speak about that on a year-over-year basis? I surely remember in past conference calls, you've spoken about year-over-year trends early in the quarter. That's my first question.

My second question is just to verify that we're talking about a 13-week quarter. I think all the quarters of this fiscal year are 13 weeks, but I did want to verify that.

And then my third question is could you also just give us a sense of that July 4 week? We know it's impacted by the holiday, but it would be helpful to have a 6-week trend if you're willing to give it to us.

Kate W. Duchene
CEO
Yes. So Andrew, thanks for your questions. And again, thanks for adjusting your schedule to attend. I am going to confirm it's a 13-week quarter, and all of ours this year will be 13-week quarters. Jenn, I'm going to turn it to you for the year-over-year and then the fourth question -- 4th of July question.

Jennifer Y. Ryu
CFO & Executive VP
Yes. So I mean, if you were to project that out through the rest of the quarter with a $11.5 million weekly revenue average compared year-over-year to last year, we're looking at roughly about a 12%, 13% decline.

Andrew Charles Steinerman
JPMorgan Chase & Co, Research Division
Okay. And then Jenn, there was that last question.

Jennifer Y. Ryu
CFO & Executive VP
What was your last question, I'm sorry?

Andrew Charles Steinerman
JPMorgan Chase & Co, Research Division
Only if you're willing, but I'm asking for -- you gave us 5 weeks of the quarter. We're 6 weeks in now. Would you just be willing to give us that July 4 week? It would help for our modeling.

Jennifer Y. Ryu
CFO & Executive VP
Yes. I think the July 4 week is -- from a run rate perspective, it's in line with the rest of the nonholiday weeks.

Andrew Charles Steinerman
JPMorgan Chase & Co, Research Division
So that's also like $11.5 million, you're saying?

Jennifer Y. Ryu
CFO & Executive VP
No. Given that we have a holiday, so if you blow that out -- yes, correct. I mean if you were to compare on the same-day basis, it's roughly $11.5 million, correct.

Andrew Charles Steinerman
JPMorgan Chase & Co, Research Division
Let me just make sure I got it right. Jenn, I think you're saying that I have to subtract a day from that week? And else-wise, it would be on an $11.5 million week, except minus 1 day?

Jennifer Y. Ryu
CFO & Executive VP
Correct.

Kate W. Duchene
CEO
Right.

Operator
And I'm not showing any further questions at this time. I would now like to turn the call back over to Kate Duchene for any further remarks.

Kate W. Duchene
CEO
I just want to again thank everyone for joining us today. We look forward to talking to you next after Q1 of fiscal '21.

Everyone, stays safe, and thank you again.

Operator
Thank you. Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.